Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	59-1277135
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
117770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
(Address of Principal Executive Offices)
DYCOM INDUSTRIES, INC.
2007 NON-EMPLOYEE DIRECTORS EQUITY PLAN
(Full title of the plan)

H. ANDREW DE FERRARI
Chief Financial Officer
Dycom Industries, Inc.
117770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
(Name and address of agent for service)
(561) 627-7171
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	to be	Offering Price Per	Aggregate	Registration
Registered	Registered(1)	Share	Offering Price	Fee
Common Stock	250,990	$16.05	$4,028,390(2)	$158.32
par value $0.33 1/3	40,788	$27.80	$1,133,906(3)	$44.57
per share	976	23.40	$22,838.40(3)	$0.90
	1,929	14.45	$27,874.05(3)	$1.10
	3,422	15.89	$54,375.58(3)	$2.14
	1,895	$15.16	$28,728.20(3)	$1.13
Total	300,000			$208.16

(1)	This registration statement on Form S-8 (this “Registration Statement”) represents an aggregate of 300,000 shares of Common Stock, par value $.33 1/3 per share (the “Common Stock”) of Dycom Industries, Inc. (the “Registrant”) available for issuance under the Dycom Industries, Inc. 2007 Non-Employee Directors Equity Plan (the “Directors Plan”). In addition, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Directors Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share is based on the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange consolidated reporting system on September 2, 2008, and is estimated solely for the purpose of calculating the registration fee.

(3)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the closing price of (i) 40,788 shares of Common Stock granted under the Directors Plan on November 20, 2008; (ii) 976 shares of Common Stock granted under the Directors Plan on January 28, 2008; (iii) 1,929 shares of Common Stock granted under the Directors Plan on April 28, 2008; (iv) 3,422 shares of Common Stock granted under the Directors Plan on May 20, 2008; and (v) 1,895 shares of Common Stock granted under the Directors Plan on July 28, 2008.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made part of this Registration Statement:
(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 26, 2008, filed with the Commission on September 4, 2008;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 4, 2008, August 28, 2008 and August 27, 2008; and

(c)	the description of the Registrant’s Common Stock under the heading “Description of Dycom Capital Stock,” as set forth in the Registrant’s Amended Registration Statement on Form S-4/A dated and filed February 12, 2002.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Florida Business Corporation Act (“FBCA”). Section 607.0850(1) of the FBCA provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     Section 607.850 of the FBCA further provides that: (i) to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.
     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
     Section 607.0831 of the FBCA provides that a director of a Florida corporation, such as the Registrant, is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
     By-laws. The Registrant’s by-laws provide that, except as prohibited under Florida law, it shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she was or is a director or officer of the corporation, or a director or officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof. The Registrant maintains insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits
     The Exhibits listed on the accompanying Exhibit Index are filed as part hereof, or incorporated by reference into, this Registration Statement.

Item 9.	Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on September 5, 2008.

DYCOM INDUSTRIES, INC.
By:	/s/ Steven E. Nielsen
	Name:	Steven E. Nielsen
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Steven E. Nielsen and Richard Vilsoet as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registrations statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2008.

Signature	Title

/s/ Steven E. Nielsen Steven E. Nielsen	President and Chief Executive Officer (Principal Executive Officer) Chairman of the Board of Directors
/s/ Andrew D. Ferrari Andrew D. Ferrari	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Thomas G. Baxter Thomas G. Baxter	Director
/s/ Charles M. Brennan, III Charles M. Brennan, III	Director
/s/ James A. Chiddix James A. Chiddix	Director
/s/ Charles B. Coe Charles B. Coe	Director
/s/ Stephen C. Coley Stephen C. Coley	Director
/s/ Patricia L. Higgins Patricia L. Higgins	Director

Exhibit Index

Exhibit No.	Description of Document

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q, filed with the Commission on June 11, 2002).

3.2	Amended By-laws of the Registrant, as amended on February 27, 2007 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K, filed with the Commission on March 5, 2007).

4.1	Description of the Registrant’s Capital Stock (incorporated by reference to the Registrant’s Amended Registration Statement on Form S-4/A filed with the Commission on February 12, 2002).

4.2
Shareholder Rights Agreement, dated April 4, 2001, between the Registrant and the Rights Agent which includes the Form of Rights Certificate, as Exhibit A, the Summary of Rights to Purchase Preferred Stock, as Exhibit B, and the Form of Articles of Amendment to the Articles of Incorporation for Series A Preferred Stock, as Exhibit C (incorporated by reference to Exhibit 1 of the Registrant’s Form 8-A, filed with the Commission on April 6, 2001).

10.1	2007 Non-Employee Directors Equity Plan (incorporated herein by reference to Appendix A of the Registrant’s Definitive Proxy Statement, filed with the Commission on October 29, 2007).

5*	Opinion and consent of Akerman Senterfitt as to the legality of the securities registered hereby.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Akerman Senterfitt (included in Exhibit 5).

24*	Power of Attorney (included on the signature pages to this Registration Statement).

*	Filed herewith.